EXHIBIT 2.1




                            CLAIM PURCHASE AGREEMENT

      This Claim Purchase Agreement (this "Agreement") is made and entered into as of the 12th day of October, 2006 by and among Darling International Inc. (f/k/a Darling Delaware Company, Inc.), a Delaware corporation ("Seller"), and Trust Company of the West, a California trust company, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement, dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith National Pension Trust and itself ("Purchaser").


                                R E C I T A L S:

      A. Seller is party to an Energy Services Agreement dated as of February 28, 1990 (the "Services Agreement") with Newark Bay Cogeneration Partnership, L.P. ("NBCP"), a subsidiary of Newmarket Power Company, LLC, a Delaware limited liability company ("Company"), pursuant to which NBCP supplied steam to Seller.

      B. Seller has alleged a breach of the Services Agreement by NBCP, and NBCP has counterclaimed to collect certain invoiced charges from Seller. Pursuant to the Services Agreement, Seller and NBCP submitted such claims to arbitration and the arbitral panel, by order signed June 5 and June 6, 2006 ordered that NBCP pay to Seller the net amount of $7,397,300 (representing total damages to Seller of $7,490,799 ("Total Damages"), net of $93,499 (the "Offset") due from Seller to NBCP for steam delivered). The order of the arbitral panel awarding a net amount of $7,397,300 (Total Damages less the Offset) is referred to herein as the "Award" and the right of Seller to payment of $7,397,300 by NBCP pursuant to the Award, together with all rights of Seller under applicable law to enforce and collect such amount, including without limitation any rights under any judgment confirming the Award and any judicial order granting injunctive or other relief, is referred to herein as the "Claim".

      C. Pursuant to the Services Agreement, the award is subject to review in any court of competent jurisdiction in New Jersey. Seller moved to confirm the Award, and subsequently, NBCP requested that the New Jersey Superior Court vacate the award. Seller has opposed such request and has requested that the Award be confirmed and that the court issue a preliminary injunction to prevent NBCP from disposing of assets until the Claim is satisfied.

      D. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Claim, provided that the Award is confirmed in its entirety, for the consideration and upon the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                    ARTICLE I
                  DEFINITIONS; SALE AND TRANSFER OF THE CLAIM;
                             CONSIDERATION; CLOSING

      1.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Claim shall be TWO MILLION TWO HUNDRED THOUSAND Dollars ($2,200,000) in cash (the "Purchase Price").

      1.2 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on the date five
(5) business days after delivery to Purchaser of a judgment of the Superior Court of New Jersey confirming the award in its entirety, at the offices of O'Melveny & Myers LLP at Seven Times Square, New York, NY 10036 or such other date, time and place as the parties shall mutually agree (the "Target Closing Date"); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date (the date of consummation of the purchase and sale of the Claim hereunder being the "Closing Date").

      1.3   Transfer of Claim; Payment of Purchase Price. On the Closing Date,
(i) Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of Seller's right, title and interest in and to the Claim, free and clear of all liens and encumbrances, liabilities and defects in title, such transfer being deemed to be effective on the Closing Date and (ii) Purchaser shall pay the Purchase Price, by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing at least three (3) business days prior to the Closing. For clarity, neither the Offset nor any stay issued by a court of competent jurisdiction shall be considered an encumbrance for purposes of this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents, warrants and covenants to Purchaser as to the following matters as of the date hereof. Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date.

      2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      2.2 Authorization. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action by Seller.

      2.3 Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization,


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



insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

      2.4 No Violation. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance with any of the provisions hereof by Seller, will (i) violate, conflict with or result in a breach of such Seller's certificate of incorporation or its by-laws, (ii) require any approval or consent of, or filing with, any governmental agency or authority, other than such filings, if any, as shall be required to notify the applicable court or courts of the assignment of the Claim to Purchaser in the event of additional judicial proceedings following confirmation of the Award, (iii) result in the creation of any lien, charge or encumbrance affecting the Claim; (iv) violate any statute, law, rule or regulation of any governmental authority to which Seller or the Claim may be subject; or (v) violate any judgment of any court or governmental authority to which Seller or the Claim may be subject.

      2.5 Litigation. There is no pending or threatened litigation against Seller affecting, or which could reasonably be expected to affect, the Claim or the transactions contemplated hereby.

      2.6   The Claim; Title; Assignability.

            (a) A true and complete copy of the Award is attached hereto as Exhibit A. The Claim is not subject to any right of offset, other than the Offset, and is freely transferable, subject to the effect of a stay, if any, issued by a court of competent jurisdiction or further judicial action upon an appeal, if taken.

            (b) Seller has good and marketable title to the Claim, and, upon transfer of the Claim to Purchaser at Closing, the Claim will be free and clear of all liens, pledges, claims, charges, security interests, liabilities, options, rights of first refusal, restrictions or other encumbrances of any kind whatsoever. Seller has not entered into any (i) agreement for the sale of the Claim that would conflict with the transactions contemplated hereby or (ii) any other agreement to compromise the Claim in any way.

      2.7 Brokers and Finders. Neither Seller nor any affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the date hereof. Purchaser shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date.

      3.1 Organization. Trust Company of the West is a trust company duly organized and validly existing under the laws of California.



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



      3.2 Authorization. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action by Purchaser.

      3.3 Binding Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

      3.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby by Purchaser nor compliance with any of the provisions hereof by Purchaser, will
(i) violate, conflict with or result in a breach of any material provision of Purchaser's organizational documents, (ii) require any approval or consent of, or filing with, any governmental agency or authority, (iii) violate any statute, law, rule or regulation of any governmental authority to which Purchaser may be subject; or (iv) violate any judgment of any court or governmental authority to which Purchaser may be subject.

      3.5 Brokers and Finders. Neither Purchaser nor any affiliate thereof nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

      3.6 Litigation. There is no pending or threatened litigation against Purchaser affecting, or which could reasonably be expected to affect, the transactions contemplated hereby.

                                   ARTICLE IV
                               COVENANTS OF SELLER

      4.1 Prosecution of Claim; No Enforcement. Until the earlier of the termination of this Agreement pursuant to Article IX and the Closing, (i) Seller shall take all commercially reasonable actions that are necessary or appropriate to cause the Award to be confirmed by appropriate judicial process, and to defend any motion for a stay and/or an appeal of any judgment confirming the Award, and Seller shall use reasonable efforts to consult with Purchaser in respect of any such defense, and (ii) Seller shall not take any action to collect the Claim, including, without limitation, any action to file any lien in respect of the Claim, or otherwise to enforce its rights in respect of the Claim or the Award; provided that nothing herein shall prevent Seller from asserting its right to the Offset.

                                   ARTICLE V
                                ACKNOWLEDGEMENTS

      5.1 Risk of Reversal. Purchaser acknowledges and agrees that its obligation to purchase the Claim and to close the transactions contemplated by this Agreement shall not be subject to the absence of any motion to stay, any


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



order granting a stay or any appeal filed with respect to the Claim. Furthermore, Purchaser acknowledges and agrees that the risk of any reversal of a confirmed Award shall be borne solely by Purchaser.

      5.2 Party in Interest. Both parties acknowledge that, until Closing, Seller is the real party in interest in the action styled Darling International Inc. v. Newark Bay Cogeneration Partnership, L.P. (Docket No. ESX-L -5160-06), and, without limiting Seller's obligations under Article IV, any rights in the Claim shall pass to Purchaser only at Closing.

      5.3 Independent Decisions. The parties acknowledge that Seller's decision to sell, and Purchaser's decision to purchase, the Claim may be based on information or analyses not shared between them. The parties further acknowledge that (i) neither has a duty to the other to disclose such information and analyses and (ii) each has the ability and duty to obtain and analyze all such information as may be necessary or desirable in connection herewith.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

      The obligation of each party to effect the Closing shall be subject to the satisfaction of the following condition on the Closing Date unless specifically waived in writing:

      6.1 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect that challenge or seek to challenge, or that could prevent or cause the rescission of, the Closing. For clarity, this paragraph relates only to an order, decree, judgment or injunction respecting the purchase of the Claim pursuant to this Agreement, and not to any order, decree, judgment or injunction respecting the enforcement of the Award or any appeal therefrom.

                                  ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      Purchaser's obligation to effect the Closing shall be subject to the satisfaction of each of the following additional conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser at or prior to the Closing.

      7.1 Signing and Delivery of Instruments and Transcript. Seller shall have executed and delivered to Purchaser the Bill of Sale in the form of Exhibit B attached hereto, together with such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof. Seller shall have (i) delivered to Purchaser true and correct copies of the record presented to the court of competent jurisdiction for purposes of confirming the Award, including all hearing transcripts and all exhibits presented to the court of competent jurisdiction and (ii) executed and delivered to Purchaser for filing, as reasonably necessary, with any applicable court(s) a notice of the assignment of the Claim to Purchaser.

      7.2 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date.



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



      7.3 Status of Award. The Award shall have been confirmed in its entirety by a court of competent jurisdiction in the State of New Jersey and entered as a judgment; and Seller shall have delivered to Purchaser true and complete copies of all related judicial orders and opinions, certified by an officer of Seller.

      7.4 Representations True and Correct. The representations and warranties of Seller in Article II hereof shall be true and correct on and as of the Closing Date.



                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Seller's obligation to effect the Closing shall be subject to the satisfaction of each of the following additional conditions on or prior to the Closing Date unless specifically waived in writing by Seller at or prior to the Closing.

      8.1 Performance of Covenants. Purchaser shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Purchaser on or prior to the Closing Date.

      8.2 Representations True and Correct. The representations and warranties of Purchaser in Article III hereof shall be true and correct on and as of the Closing Date.

                             ARTICLE IX TERMINATION

      9.1   Termination. This Agreement may be terminated at any time prior to
Closing:

            (a)   by the mutual written consent of the parties;

            (b) by Purchaser if any of the conditions in Article VI or VII have not been satisfied as of the Target Closing Date or if satisfaction of any condition in Article VI or VII is or becomes impossible and Purchaser has not waived such condition in writing on or before the Target Closing Date;

            (c) by Seller if any of the conditions in Article VI or VIII have not been satisfied as of the Target Closing Date;

            (d) by Purchaser or Seller if the Superior Court of New Jersey shall have entered a judgment in respect of the Award and such judgment does not confirm the Award in its entirety; or

            (e) by Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2006.



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



      9.2 Termination Consequences. If this Agreement is terminated pursuant to Section 9.1, (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 11.3, 11.8, and 11.11 shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement.

                                   ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

      10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the other parties hereto, and shall continue to be fully effective and enforceable following the Closing Date without any time limitation.

      10.2 Indemnification by Seller. Seller shall keep and save Purchaser and its directors, officers, employees, agents and other representatives (collectively, the "Purchaser Indemnified Parties"), forever harmless from and shall indemnify and defend the Purchaser Indemnified Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees (collectively, "Damages"), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller under this Agreement or (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement.

      10.3 Indemnification by Purchaser. Purchaser shall keep and save Seller and its directors, officers, employees, agents and other representatives (collectively, "Seller Indemnified Parties"), forever harmless from and shall indemnify and defend the Seller Indemnified Parties against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser under this Agreement or (b) any breach or default by Purchaser of any covenant or agreement of Purchaser under this Agreement.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.1 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances and, subject to any obligation of Seller to NBCP to maintain the confidentiality of information, which obligation has not been waived by NBCP, copies of all documents, instruments and books and records related to the Claim or the Award reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Claim, and enabling Purchaser to collect the Claim, including, without limitation, cooperating with Purchaser in connection with any judicial action required to enforce the Claim or any additional judicial or arbitral proceeding, including, but not limited to, defending against a stay motion or an appeal, related to the Award or the Claim.


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



For clarity, the parties agree that, from and after the Closing, Purchaser shall conduct the defense against any motion for a stay or an appeal, at Purchaser's expense, with the cooperation of Seller as provided herein.

      11.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

      11.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction. The parties hereby waive their right to claim in any proceeding involving this Agreement that the law of any jurisdiction other than the State of New York shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement may be brought in any court of competent jurisdiction in the State, County or City of New York. The parties hereby consent to the jurisdiction of the State of New York and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non conveniens.

      11.4 Amendments. This Agreement may not be amended other than by written instrument making specific reference to this Agreement signed by the parties hereto.

      11.5 Exhibits and Schedules. All exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

      11.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:



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



If to Seller:                               Darling International Inc.
                                            251 O'Connor Ridge Blvd., Suite 300
                                            Irving, Texas 75038
                                            Attention:  General Counsel
                                            Facsimile No.:  (972) 281-4475

With a copy to                              Salvatore A. Romanello
                                            Weil, Gotshal & Manges LLP
                                            767 Fifth Avenue
                                            New York, NY 10153
                                            Facsimile No.:  (212) 310-8007

If to Purchaser:                            C/O Trust Company of the West
                                            200 Park Avenue, Suite 2200
                                            New York, New York 10166
                                            Attn:  Brian J. Daly
                                            Telephone No.:  (212) 771-4000
                                            Telecopier No.:  (212) 771-4066

with a copy (which shall not constitute     Trust Company of the West
notice) to:                                 865 S. Figueroa Street, Suite 2100
                                            Los Angeles, CA 90017
                                            Attn:  R. Blair Thomas
                                            Telephone No.:  213-244-0000
                                            Telecopier No.:  213-244-0604

            and                             O'Melveny & Myers LLP
                                            Times Square Tower
                                            7 Times Square
                                            New York, New York  10036
                                            Attn:  Todd R. Triller, Esq.
                                            Telephone No.:  (212) 326-2000


or at such other address as one party may designate by notice hereunder to the other parties.

      11.7 Headings. The section and other headings contained in this Agreement and in the exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the exhibits and schedules hereto.

      11.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, including the existence of this Agreement, shall be held by each party hereto as confidential and shall not be disclosed without the prior written consent of the other party; provided, however, that nothing herein shall (i) restrict either party from communicating with its investors, lenders and advisors, (ii) restrict


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Purchaser from communicating with the Company, its shareholders, affiliates and advisors, (iii) prevent either party from complying with applicable law including Federal securities laws or (iv) restrict Seller from appropriate communications with the court, the Company and NBCP in connection with the action styled Darling International Inc. v. Newark Bay Cogeneration Partnership, L.P. (Docket No. ESX-L -5160-06).

      11.9 Gender and Number; Construction. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

      11.10 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

      11.11 Expenses and Attorneys' Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including, without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. Notwithstanding anything to the contrary herein, Purchaser shall pay Seller's reasonable costs and expenses (including without limitation attorneys' fees) of actions taken by Seller (i) after the entry of judgment confirming the Award and prior to the Closing to defend any motion for a stay or appeal of such judgment or (ii) following Closing, in cooperating with Purchaser in any such defense as contemplated by Section 11.1.

      11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

      11.13 Entire Agreement. This Agreement, the exhibits, the schedules and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the "Superseded Agreements"), which Superseded Agreements shall be of no further force or effect.

      11.14 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any


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term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

      11.15 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      11.16 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, neither party shall, in any event, be liable to the other party for any consequential, special, exemplary or punitive damages relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement.

                          [REMAINDER OF PAGE IS BLANK]



















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      IN WITNESS  WHEREOF,  this Agreement has been entered into as of the day and year first above written.

                                    SELLER:

                                    DARLING INTERNATIONAL INC



                                    By:  /s/ Randall C.  Stuewe
                                       ---------------------------------------
                                    Name:    Randall C.  Stuewe
                                         -------------------------------------
                                    Its:     Chief Executive Officer
                                        --------------------------------------


                                    PURCHASER:

                                    TRUST COMPANY OF THE WEST, not in its
                                    individual capacity but only as Trustee of the Trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between the Boilermaker-Blacksmith Pension Trust and itself


                                    By:  /s/  Brian J. Daly
                                       ---------------------------------------
                                    Name:  Brian J. Daly
                                    Title: Managing Director


                                    By:  /s/  Brian O'Connor
                                       ---------------------------------------
                                    Name:  Brian O'Connor
                                    Title: Vice President







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